UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2013

Merrimack Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35409	04-3210530
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Suite B7201 Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 441-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Completion of Concurrent Public Offerings of Common Stock and Convertible Senior Notes

On July 17, 2013, Merrimack Pharmaceuticals, Inc. (the “Company”) completed its registered underwritten public offering (the “Common Stock Offering”) of 5,750,000 shares of the Company’s common stock (the “Shares”) pursuant to an underwriting agreement with J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated acting as representatives of the several underwriters named therein (collectively, the “Equity Underwriters”), and its concurrent registered underwritten public offering (the “Convertible Notes Offering”) of $125,000,000 in aggregate principal amount of the Company’s 4.50% convertible senior notes due 2020 (the “Notes”) pursuant to an underwriting agreement with J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated acting as representatives of the several underwriters named therein (collectively, the “Note Underwriters”).

The Shares sold in the Common Stock Offering include 750,000 shares of the Company’s common stock sold to the Equity Underwriters pursuant to an option to purchase additional shares of Common Stock, which was exercised in full on July 12, 2013.  In connection with the Convertible Notes Offering, the Company granted the Note Underwriters an option, exercisable for 30 days, to purchase up to an additional $18,750,000 in aggregate principal amount of the Notes, solely to cover over-allotments.

The Shares and the Notes (and the shares of the Company’s common stock issuable upon conversion of the Notes) have been registered pursuant to the Registration Statement on Form S-3 (File No. 333-186369) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), including the prospectus supplements filed by the Company with the Commission pursuant to Rule 424(b)(5) under the Act, in each case, dated July 11, 2013 (each, a “Prospectus Supplement” and together, the “Prospectus Supplements”) to the prospectus contained in the Registration Statement.

The Company estimates that the net proceeds from the Common Stock Offering, including the net proceeds from the exercise in full of the option to purchase additional shares of common stock and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, are approximately $26.8 million. The Company estimates that the net proceeds from the Convertible Notes Offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, are approximately $120.6 million (and, if the Note Underwriters exercise their over-allotment option in full, the Company estimates that it will receive additional net proceeds of approximately $18.2 million).

The Company expects to use the net proceeds from the Common Stock Offering and the Convertible Notes Offering to complete the clinical development of, seek marketing approval for and fund pre-approval commercial efforts for MM-398 for the treatment of patients with metastatic pancreatic cancer whose cancer has progressed on treatment with the chemotherapy drug gemcitabine, to partially fund the clinical development of other clinical stage product candidates (including MM-398 for indications other than pancreatic cancer), to fund pre-clinical and research and development efforts and for other general corporate purposes.

Base Indenture and Supplemental Indenture

The Company issued the Notes under an indenture dated as of July 17, 2013 (the “Base Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the supplemental indenture dated as of July 17, 2013, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The Notes bear interest at a rate of 4.50% per year, payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2014. The Notes are general unsecured senior obligations of the Company and rank (i) senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes, (ii) equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated; (iii) effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and (iv) structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries.

The Notes will mature on July 15, 2020 (the “Maturity Date”), unless earlier repurchased by the Company or converted at the option of holders.   Holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding April 15, 2020 only under the following circumstances: (1) during any calendar quarter commencing after September 30, 2013 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Notes) per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events set forth in the Indenture. On or after April 15, 2020 until the close of business on the business day immediately preceding the Maturity Date, holders may convert their Notes at any time, regardless of the foregoing circumstances.  Upon any conversion of Notes that occurs while the Company’s indebtedness to Hercules Technology Growth Capital, Inc. (“Hercules”), under the Loan and Security Agreement dated November 8, 2012 between the Company and Hercules, remains outstanding, the Notes will be settled in shares of the Company’s common stock.  Following the repayment and satisfaction in full of the Company’s obligations to Hercules under the Loan and Security Agreement, upon any conversion of the Notes, the Notes may be settled, at the Company’s election, in cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, as described in the Prospectus Supplement relating to the Notes.

The initial conversion rate of the Notes is 160.0000 shares of common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of $6.25 per share of common stock. The initial conversion price represents a premium of 25% over the public offering price per share of $5.00 in the Common Stock Offering. The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the Maturity Date, the Company will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

Upon the occurrence of a fundamental change (as defined in the Indenture) involving the Company, holders of the Notes may require the Company to repurchase all or a portion of their Notes for cash at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Indenture contains customary terms and covenants and events of default. If an event of default (as defined therein) occurs and is continuing, the Trustee by written notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the Notes to be due and payable. In the case of an event of default arising out of certain events of bankruptcy, insolvency or reorganization involving the Company or a significant subsidiary (as set forth in the Indenture), 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable.

The above descriptions of the Base Indenture, the Supplemental Indenture and the Notes are qualified in their entirety by reference to the Base Indenture and the Supplemental Indenture (including the form of Note attached thereto), copies of which are filed as Exhibit 4.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 relating to the Notes and the Indenture is contained in Item 1.01 above and is incorporated herein by reference.

Item 8.01.  Other Events.

On July 17, 2013, the Company announced the concurrent closing of its Common Stock Offering and its Convertible Notes Offering.  The full text of the press release issued in connection with the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMACK PHARMACEUTICALS, INC.

Date: July 18, 2013	By:	/s/ Jeffrey A. Munsie
Jeffrey A. Munsie
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of July 17, 2013, between Merrimack Pharmaceuticals, Inc. and Wells Fargo Bank, National Association, as trustee

4.2	First Supplemental Indenture, dated as of July 17, 2013, between Merrimack Pharmaceuticals, Inc. and Wells Fargo Bank, National Association, as trustee

99.1	Press release issued by Merrimack Pharmaceuticals, Inc. on July 17, 2013